Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of vTv Therapeutics Inc. for the registration of Class A common stock and to the incorporation by reference therein of our report dated February 27, 2018, with respect to the consolidated financial statements of vTv Therapeutics Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Raleigh, North Carolina

February 27, 2018